Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
612-761-6735

Cathy Wright (financial media)
612-761-6627 or 312-781-2979

Carolyn Brookter (media)
612-696-6557

TARGET CORPORATION TO REVIEW

STRATEGIC ALTERNATIVES FOR MERVYN’S, MARSHALL FIELD’S

MINNEAPOLIS, March 10, 2004 – Target Corporation announced today that it will review strategic alternatives for its Mervyn’s and Marshall Field’s divisions. Goldman Sachs has been engaged to advise the Corporation in this review.

Mervyn’s is a promotional, middle-market department store, based in the San Francisco Bay area with 266 stores in 14 states, primarily in the west and south. In 2003, Mervyn’s generated $3.6 billion in revenue and $160 million in pretax segment profit.

Marshall Field’s is a traditional department store that emphasizes fashion leadership, quality merchandise and superior guest service. It is headquartered in Minneapolis and operates 62 stores in 8 states in the upper Midwest. In 2003, Marshall Field’s produced revenues of $2.6 billion and pretax segment profit of $107 million.

Bob Ulrich, chairman and chief executive officer of Target Corporation, said, “We have dedicated significant effort to increasing sales and profits at Mervyn’s and Marshall Field’s over many years. As responsible stewards of the corporation’s assets, we believe that it is appropriate at this time to identify and evaluate possible strategic alternatives and our Board of Directors concurs with this direction. While we remain committed to the creation of shareholder value over time as our primary performance objective, our evaluation of potential alternatives will also weigh the effect on our guests, our team members and the communities we serve.”

The alternatives to be evaluated include, but are not limited to, the possible sale of one or both of these divisions as ongoing businesses to existing retailers or other qualified buyers. Because the company is still in the early stages of this process, it is not yet certain that any transactions will occur as a result of this review. Additionally, if this review results in one or more transactions, it is possible that a meaningful accounting gain or loss would result.

A pre-recorded message describing all information that is currently available will be accessible later this evening by calling 612-761-1005. A transcript of this pre-recorded message is also available on our web site at www.target.com/investor information/presentations. As we reach important milestones in this process and/or additional information becomes available, the company will broadly disseminate updates.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2002 Form 10-K.

  In addition to Mervyn’s and Marshall Field’s, Target Corporation operates Target Stores, a large-store, general-merchandise, discount format consisting of 1,249 stores in 47 states, as well as a direct mail and on-line business called target.direct.

                Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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